Exhibit 8.1

[Sullivan & Cromwell (Hong Kong) LLP Letterhead]

April 22, 2022

Taiwan Semiconductor Manufacturing Company Limited,

8, Li-Hsin Rd. 6, Hsinchu Science Park,

Hsinchu 300-096,

Republic of China,

TSMC Arizona Corporation,

8, Li-Hsin Rd. 6, Hsinchu Science Park,

Hsinchu 300-096,

Republic of China.

Ladies and Gentlemen:

We have acted as your United States federal income tax counsel in connection with the registration under the Securities Act of 1933 (the “Act”) of US$1,000,000,000 in aggregate principal amount of 3.875% notes due 2027, US$500,000,000 in aggregate principal amount of 4.125% notes due 2029, US$1,000,000,000 in aggregate principal amount of 4.250% notes due 2032 and US$1,000,000,000 in aggregate principal amount of 4.500% notes due 2052 of TSMC Arizona Corporation, an Arizona corporation, and guaranteed as to payment of principal and interest by Taiwan Semiconductor Manufacturing Company Limited, a company limited by shares organized under the laws of the Republic of China. We hereby confirm to you that our opinion as to United States federal income tax matters is as set forth under the caption “Taxation—U.S. Taxation” in the Prospectus Supplement, dated April 19, 2022 (the “Prospectus Supplement”), to the Prospectus, dated October 18, 2021, included in the Registration Statement on Form F-3 (File No. 333-260330) filed with the U.S. Securities and Exchange Commission pursuant to the Act on October 18, 2021 (the “Registration Statement”), subject to the limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to a Form 6-K to be incorporated by reference into the Registration Statement and to the reference to us under the caption “Taxation” in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell (Hong Kong) LLP